Exhibit 10.30.2

Summary of Terms
Collaboration Agreement and Technology License

July 1, 2002

This Summary of Terms summarizes the prior discussions between Advanced Cell Technology, Inc. (“ACT”) and Fleni Foundation (“Fleni”) and sets forth generally the terms and conditions of a possible transaction under which ACT and Fleni would enter into a collaborative research effort and non-exclusive license of certain intellectual property and patent applications, on the terms and conditions set forth below.  Neither ACT nor Fleni will be obligated to consummate the transaction until the execution of mutually acceptable definitive documentation, as described below, provided, however, that certain provisions hereof are binding.

Research Scope and Objective:	Identify commercially viable procedures to manufacture dopaminergic neurons from primate embryonic stem cells;
• Identify differentiation pathways and establish protocols for differentiation.
• Conduct pre-clinical studies for Parkinson’s Disease in animal models.

Fleni Obligations:

Fleni will supply laboratory facilities, approximately 2000 sq feet, up to $ 500,000 start up equipment, three permanent positions (one Principal Investigator with PhD level and at least two years of postdoctoral training, and two technicians or post-doctoral fellows.  An annual operating budget (annual programmatic support) of up to $ 100,000.

ACT Obligations:	ACT will transfer Cyno-1 cells and know-how to Fleni.

Joint Research Committee:	The parties shall form a joint research committee with two representatives from ACT and two representatives from Fleni.

Termination:	Either party shall have the right to terminate this Summary of Terms upon 1 month’s notice.

Licensed Property:	ACT will license to Fleni the intellectual property outlined in Exhibit A on a non-exclusive basis.

Field:	Human cell therapy.

Territory:	Argentina.

Term:	For the duration of the patents.

Innovations:

Intellectual property developed under the research collaboration will be the joint property of Fleni and ACT.  Fleni shall have the right to use any innovations within the Field and within the Territory for no additional consideration.  ACT shall have the exclusive licensing rights for other application areas and for areas outside the Territory.  All patent prosecution costs shall be borne by [...]

Commercialization Milestones:	The definitive agreements shall contain commercialization milestones to be agreed upon between the parties.

Upfront fee:	$500,000 due upon signing

Royalty Rates:	Fleni shall pay royalty on Net Sales to ACT according to the following schedule:
• 8% of Net Sales up to $50 million per year • 15% of Net Sales between $50 and $ 100 million per year. • 30% of Net Sales on sales over $100 million per year

No minimum royalties

Confidentiality:	The terms and conditions of this term sheet, including its existence, shall be confidential information and shall not be disclosed to any third party by Fleni without ACT’s prior approval.

Commitment Status:

Except for the sections above entitled “Upfront Fee,” “Royalty Rates” and “Confidentiality,” (i) this Summary of Terms is not contractual in nature and reflects only the intentions of the parties to proceed toward the negotiation of definitive agreements and, if such agreements are executed, the consummation of the transaction described herein; (ii) no party will have any obligation to any other party hereunder and the parties will have only those obligations, and will make only those representations, warranties and covenants as may be set forth in definitive agreements which are signed and delivered. Except as expressly set forth in this Summary of Terms, no party will have any obligation or liability based upon or arising under this Summary of Terms to any other party by reason of the fact that a definitive agreement is not prepared, authorized, executed or delivered.

To confirm the foregoing accurately memorializes our previous discussions and to indicate the parties’ agreement to the provisions of the sections above entitled “Upfront Fee,” “Royalty Rates” and “Confidentiality,” the parties have signed this Summary of Terms as of July 1 2002.

Agreed and Accepted:

Fleni Foundation	Advanced Cell Technology, Inc.

By:	By:

/s/ Ramón C. Leiguarda	/s/ Michael West
Michael West
Chief Executive Officer
Ramón C. Leiguarda
Name	July 1, 2002
Date
President, FLENI
Title

07/01/2002
Date